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                                                       Exhibit 10
                                                       AT&T Capital Corporation
                                                       Form 8-K January 5, 1998

                                        December 29, 1997

Thomas C. Wajnert
9653 Gulfshore Drive, #902
Naples, FL 34108

Dear Tom:

        This letter is to memorialize AT&T Capital Corporation's (the "Company") and your mutual agreement that your employment by the Company will terminate on December 30, 1997, in accordance with Section 6.1(a) of your Employment Agreement dated September 30, 1996 with the Company (the "Original Employment Agreement"), as amended by that certain letter agreement dated May 30, 1997 (the "Amendment," and the Original Employment Agreement as so amended, the "Employment Agreement"). As set forth in paragraph 2(d) of the Amendment, your termination benefits will be determined as if your employment had been terminated without Cause (as defined in the Employment Agreement) on May 28, 1997, without regard to any requirement for notice and without interest, and shall be paid or provided as provided in Exhibit A. A summary of your pay and benefit entitlements upon termination is attached hereto as Exhibit A.

        Although the term of your employment is being terminated, the remaining provisions of the Employment Agreement, including, without limitation, Sections 7, 8, 10, 12, 13, 16, 17 and 18 and the first sentence of Section 9 thereof, shall remain in full force and effect.

        Except as expressly modified by the Amendment, the provisions of your Subscription Agreement with the Company (as successor by merger to Antiqua Acquisition Corporation ("Antiqua")) dated as of September 30, 1996; your Stock Purchase Agreement with Nomura International plc ("Nomura") and the Company (as successor by merger to Antiqua) dated as of September 30, 1996; your Sale Participation Agreement with Nomura dated as of September 30, 1996; and your Stock Option Agreement with the Company dated as of October 1, 1996 shall remain in full force and effect with your termination deemed to be without cause, and as of the December 30, 1997.

        Exhibit B summarizes the payments that you will receive, subject in certain cases to the satisfaction of specified conditions, in connection with your AT&T Capital common stock and stock options, subject to, and as soon as practicable following, the consummation of Newcourt Credit Group's acquisition of the common stock of the Company.

        The Company will issue a press release substantially in the form attached here to as Exhibit C announcing the cessation of your employment with AT&T Capital.


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
                                                     Exhibit 10
                                                     AT&T Capital Corporation
                                                     Form 8-K January 5, 1998

Please acknowledge your agreement with the terms and conditions of the termination of your employment (as specified herein and the attachments hereto) by executing this letter below and returning it to me. Also, by executing this letter you are hereby resigning, as of December 30, 1997, as Chairman of the Board of Directors of the Company and as a member of the Board of Directors (and all committees thereof) of the Company and each of its applicable affiliates.

        The undersigned represents that he is authorized to execute this letter agreement on behalf of AT&T Capital Corporation and that the necessary consent hereto has been obtained by Newcourt Credit Group Inc.

                                                Very truly yours,

                                                By: /s/ ROBERT J. INGATO
                                                    ---------------------------
                                                       Robert J. Ingato
                                                       Senior Vice President
                                                       General Council and
                                                       Secretary

Accepted and Agreed:

/s/ THOMAS C. WAJNERT
--------------------------------
Thomas C. Wajnert





Attachments (3)

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                                                       Exhibit 10
                                                       AT&T Capital Corporation
                                                       Form 8-K January 5, 1998

                                    Exhibit A

                         SUMMARY OF TERMINATION RELATED
                           COMPENSATION AND BENEFITS

1. Termination Amount. On or about January 15, 1998, you shall receive the Termination Amount (as defined in the Employment Agreement), after deducting the Resignation Amount (as defined in the Amendment) already paid to you, which, after such deduction is $2,287,468.50. As a condition to your receipt of $325,000 of this net amount, within ten days of the date of the letter to which this Exhibit is attached, you must sign a separation agreement and general release in the form annexed as an exhibit to the Original Employment Agreement. On or about January 15, 1998, you shall also receive an amount equal to 135% of the premiums necessary to obtain COBRA continued health and dental coverage for 24 months.

2. Executive Benefit Plan. You shall be entitled to a lump sum pension benefit in accordance with the Company's Executive Benefit Plan in effect as of October 1, 1996; provided that, for purposes of determining the pension benefit to which you are entitled in accordance with such Executive Benefit Plan, you shall be deemed (i) to be a "Vested Participant"; (ii) to continue to be a "Tier I Participant"; to have a "Final Average Pay" equal to $1,101,971; and (iv) to continue to accrue additional "Credited Service" (without regard to the 10 year limit in Section 4.2(a) of the Executive Benefit Plan). Such benefit shall be paid on or about January 15, 1998. The estimated amount of such benefit is $5.8 million.

3. Life Insurance. Upon termination of your employment with the Company, you shall receive continued basic life insurance coverage (in an amount equal to $1,214,000) for 24 months. Upon termination of your employment with the Company, if you then have supplemental life insurance coverage through the Company, you may continue that coverage, at your cost, for up to 24 months.

4. Compensation Payment. On or about January 15, 1998, you shall be paid the Compensation Payment (as defined in the Employment Agreement); provided, however, that notwithstanding anything to the contrary in the Employment Agreement, (1) your right to receive payments in respect of base salary shall terminate on December 30, 1997, (2) your 1997 bonus (which shall be paid as part of the Compensation Payment) shall equal $375,000, and (3) you shall not be entitled to any annual incentive awards for any period after 1997.

5. Outplacement Benefits. You shall continue to receive outplacement benefits to the extent that you would have been entitled to such


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


                                                        Exhibit 10
                                                        AT&T Capital Corporation
                                                        Form 8-K January 5, 1998

    benefits had you been terminated without Cause (pursuant to Section 6 of the Employment Agreement) on May 28, 1997.

6. Other Benefits. Upon termination of your employment with the Company, you shall receive all other benefits, under Company plans or program generally applicable to senior executives, to which an otherwise similarly situated senior executive being terminated by the Company without cause would then be entitled.

7. Senior Advisor to the Company. Commencing on December 31, 1997, you shall provide services to the Company and its affiliates as an independent contractor (but not in any other capacity). Such services shall consist of providing advice regarding the equipment leasing and finance industry, the Company and its affiliates' strategy and tactics, and related counsel as may reasonably be requested from time to time by the Chairman or Chief Executive Officer of the Company or its parent corporation. As sole compensation for performing such services, you shall receive the following payments on or about the dates specified below, conditioned on your compliance with Section 12 of the Original Employment Agreement:

    Commencing on January 30, 1998, twenty-four (24) equal monthly payments aggregating a total of $3,049,959; and

        January 2, 1999              $1,478,570; and

        January 2, 2000              $1,478,570.

    All reasonable out-of-pocket expenses that have been approved in advance by the Company shall be reimbursed by the Company.

8. Title, Office, Secretarial Assistance. You shall be entitled to use the title "Senior Advisor" to the Company through December 31, 1999, provided that you continue to comply with the provisions of Section 12 of the Original Employment Agreement; however, you shall not be authorized to take any action or transact any business on behalf of the Company. The Company will also (a) permit you to continue to use, through May 30, 1998, the headquarters office you currently use (except to the extent that the Company has other needs for that office); (b) make Email/computer services and secretarial assistance (to the extent currently provided) available to you through May 30, 1998 consistent with prior practices; and (c) provide reasonable transition assistance to you (including forwarding mail, Email and phone messages) for a reasonable period of time after May 30, 1998.


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

                                                      Exhibit 10
                                                      AT&T Capital Corporation
                                                      Form 8-K January 5, 1998

                                   Exhibit B

                   SUMMARY OF STOCK AND STOCK OPTION PAYMENTS

1. Stock. Your 560,511 shares of the Company's common stock will be cashed out at the closing of Newcourt Credit Group Inc.'s acquisition of the Company (the "Acquisition") at an amount equal to $17.43 per share net of the outstanding balance on your Company loan. The net payment will be approximately $6.66 million.

2. Vested Options. You currently hold 200,000 vested options with an exercise price of $10.00 per share. Those vested options will be cashed out as soon as practicable after the closing of the Acquisition for an amount equal to $1,486,000.

3. Unvested Options. You currently hold 398,000 unvested options with an exercise price of $10 per share. In accordance with the terms of your stock option agreement, your unvested options will be canceled on the effective date of your termination.




                                   Exhibit C

(Intentionally omitted)